Exhibit 99.1

     Spectrum Brands Reports Third Quarter 2007 Financial Results


    ATLANTA--(BUSINESS WIRE)--Aug. 7, 2007--Spectrum Brands, Inc.,(NYSE:SPC) a global consumer products company with a diverse portfolio of world-class brands, announced third quarter net sales of $442.0 million and a net loss of $0.15 per share for the quarter ended July 1, 2007. Excluding certain items which management believes are not indicative of the company's on-going normalized operations, the company generated a diluted loss per share of $0.16. These items include:

    -- pretax restructuring and related charges of $30.6 million, or $0.43 per share, associated with company-wide cost reduction initiatives;

    -- income from discontinued operations, net of tax, of $22.8 million, or $0.45 per share, related to the company's Home & Garden business, which is being held for sale, and

    --  other charges of $0.5 million net of tax, or $0.01 per share.

    The company's third quarter 2006 earnings per share of $0.05 included earnings from discontinued operations, net of tax, of $0.35 per share, restructuring and related charges of $0.10 per share and other adjustments of $0.03 per share.

    Spectrum Brands' third quarter net sales were $442.0 million, an increase of 3.4 percent compared with net sales of $427.5 million in the comparable period last year. The Global Batteries and Personal Care business segment generated year over year sales growth of four percent, as the positive impact of foreign currency translation and sales growth in Latin America partially offset weaker sales in North America. Global battery sales increased two percent and Remington branded product sales increased eight percent. The Global Pet Supplies business segment reported sales growth of two percent. Favorable foreign exchange rates had a $15.9 million positive impact on companywide net sales during the quarter. Reported net sales exclude the impact of the company's Home & Garden division, which is accounted for as a discontinued operation. Home & Garden generated $258.4 million in net sales during the quarter, a year over year decline of
4.6 percent attributable to unfavorable weather conditions during the quarter.

    Gross profit and gross margin for the quarter were $164.2 million and 37.1 percent, respectively, versus $156.4 million and 36.6 percent for the same period last year. Restructuring and related charges of $4.1 million were included in the current quarter's cost of goods sold; cost of goods sold in the comparable period last year included $2.7 million in similar charges. Excluding these restructuring and related charges, gross margin improved as the positive impact of price increases and manufacturing cost efficiencies offset increased raw material costs.

    Spectrum generated third quarter operating income of $3.7 million versus $10.5 million in the same quarter of fiscal 2006. The primary reason for the decline was a significant increase in restructuring and related charges of $30.6 million in fiscal 2007 compared with $6.8 million in the prior year, which more than offset a $7.8 million reduction in operating expenses in the current quarter.

    Commenting on third quarter results, Spectrum Brands Chief Executive Officer Kent Hussey stated, "Our overall portfolio continues to make progress and we are confident that we are taking the right actions for the long-term to drive revenue growth, reduce costs and create sustainable value. As we previously disclosed, our third quarter financial results were lower than we had anticipated; however, we did see year over year improvement in sales, operating expenses and EBITDA. Looking forward, we expect further year over year improvement in EBITDA in the fourth quarter of 2007 and beyond, largely driven by cost reduction actions already completed or underway. In order to restore a more normal capital structure to the business as quickly as possible, we have decided to sell an attractive strategic asset. Details of the sale will be announced when the sale process is formally initiated within the next several weeks. Our Home & Garden business will continue to be treated as a business held for sale, although the timing of the sale process for that asset is yet to be determined."

    Third Quarter Segment Results

    The Global Batteries and Personal Care segment reported net sales of $307.0 million, compared with $295.2 million reported last year. Foreign exchange translation contributed $14.3 million. Global battery sales showed year over year growth of two percent. North American battery sales were negatively impacted by the timing of shipments and caution on the part of retailers regarding retail inventory levels. Rayovac alkaline battery sales to consumers at retail increased nine percent, in line with category results, primarily driven by the successful implementation of price increases in January 2007. In Europe, the positive impact of the strong Euro was more than enough to offset the impact of negative product mix shifts, resulting in sales growth of four percent. Latin American battery sales showed year over year growth of twenty percent, benefiting from pricing and product mix. Remington branded products grew eight percent during the quarter, driven by distribution and market share gains in both Latin America and Europe. Segment profitability for Global Batteries and Personal Care was $27.4 million versus last year's $10.0 million. In addition to increased sales, the improvement was driven by lower operating expenses resulting from cost cutting initiatives throughout the business.

    Global Pet Supplies net sales were $135.0 million as compared with $132.3 million in the prior year. Companion animal product sales grew nine percent, while global aquatics sales were flat. Favorable foreign exchange translation contributed $1.6 million. Segment profitability for the quarter was $14.4 million compared with $17.7 million last year, primarily a function of temporary transportation and warehousing costs associated with global realignment initiatives.

    Spectrum's Home & Garden business, which is held for sale, contributed income from discontinued operations of $22.8 million during the quarter as compared with $17.5 million in the prior year. Unseasonable weather conditions caused a year over year net sales decline of 4.6 percent. However, operating expenses showed an improvement of $15.2 million as business performance experienced significant improvement versus the prior year. The company maintained or grew market share in most of its product categories, including fertilizers, controls, repellants and seed. Consumer purchases of Spectrum Brands' home and garden products at retail during the quarter were flat as compared with the prior year period.

    Corporate expense was $7.5 million versus $10.4 million in the prior year period. The improvement was primarily attributable to cost cutting initiatives associated with the global realignment the company announced in January.

    Interest expense increased to $41.2 million from $31.4 million in the comparable prior year period, due to higher debt levels and higher interest rates.

    Webcast Information

    Spectrum Brands will hold a conference call at 8:30 a.m. (ET) on August 7 to further discuss its third quarter results. The call will be accessible via webcast through the company's website, www.spectrumbrands.com, and will be archived online until August 21.

    Non-GAAP Measurements

    Within this release, reference is made to adjusted diluted earnings per share. See attached Table 3, "Reconciliation of GAAP to Adjusted Diluted Earnings Per Share," for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share. Spectrum Brands management and some investors use adjusted diluted earnings per share as one means of analyzing the company's current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands management believes that adjusted diluted earnings per share provides useful supplemental information, such adjusted results are not intended to replace the company's GAAP financial results and should be read in conjunction with those GAAP results

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K.

    The company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

    Attached

    Table 1 - Condensed Consolidated Statements of Operations

    Table 2 - Supplemental Financial Data

    Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per
Share


                               Table 1
                        SPECTRUM BRANDS, INC.
           Condensed Consolidated Statements of Operations
  For the three and nine months ended July 1, 2007 and July 2, 2006
                             (Unaudited)
               (In millions, except per share amounts)



                                                  THREE MONTHS
                                          ----------------------------
                                           F2007    F2006     INC(DEC)
                                                      (a)        %
                                          -------   -------

Net sales                                  $442.0    $427.5      3.4%
Cost of goods sold                          273.7     268.4
Restructuring and related charges             4.1       2.7
                                          -------   -------
      Gross profit                          164.2     156.4      5.0%

Selling                                      94.9      94.3
General and administrative                   33.0      40.3
Research and development                      6.1       7.2
Restructuring and related charges            26.5       4.1
Goodwill and intangibles impairment             -         -
                                          -------   -------

Total operating expenses                    160.5     145.9

       Operating income                       3.7      10.5

Interest expense                             41.2      31.4
Other expense (income), net                   0.9     (0.1)
                                          -------   -------

      (Loss) Income from continuing
       operations before income taxes      (38.4)    (20.8)

Income tax (benefit) expense                (8.2)     (5.8)
                                          -------   -------

      (Loss) Income from continuing
       operations                          (30.2)    (15.0)

Income (Loss) from discontinued
 operations, net of tax                      22.8(b)   17.5(b)
                                          -------   -------

       Net (loss) income                   $(7.4)      $2.5
                                          =======   =======

Average shares outstanding (e)               50.8      49.5

(Loss) Income from continuing operations  $(0.60)   $(0.30)
Income (Loss ) from Discontinued
 operations                                  0.45      0.35
                                          -------   -------
Basic (loss) earnings per share           $(0.15)     $0.05
                                          =======   =======

Average shares and common stock
 equivalents outstanding (d) (e)             50.8      51.6

(Loss) Income from continuing operations  $(0.60)   $(0.29)
Income (Loss) from Discontinued
 operations                                  0.45      0.34
                                          -------   -------
Diluted (loss) earnings per share         $(0.15)     $0.05
                                          =======   =======





                                            NINE MONTHS
                                        ------------------------------
                                         F2007      F2006     INC(DEC)
                                                      (a)        %
                                        --------   --------

Net sales                               $1,446.3   $1,408.4       2.7%
Cost of goods sold                         891.8      864.8
Restructuring and related charges           16.8        4.4
                                        --------   --------
      Gross profit                         537.7      539.2      -0.3%

Selling                                    319.8      292.5
General and administrative                 115.2      119.9
Research and development                    19.7       21.5
Restructuring and related charges           37.7        9.1
Goodwill and intangibles impairment        214.0          -
                                        --------   --------

Total operating expenses                   706.4      443.0

       Operating income                  (168.7)       96.2

Interest expense                           142.1       91.0
Other expense (income), net                  4.5      (5.2)
                                        --------   --------

      (Loss) Income from continuing
       operations before income taxes    (315.3)       10.4

Income tax (benefit) expense              (57.4)        3.8
                                        --------   --------

      (Loss) Income from continuing
       operations                        (257.9)        6.6

Income (Loss) from discontinued
 operations, net of tax                    (5.8)(b)   (1.2)(c)
                                        --------   --------

       Net (loss) income                $(263.7)       $5.4
                                        ========   ========

Average shares outstanding (e)              50.8       49.5

(Loss) Income from continuing
 operations                              $(5.08)      $0.13
Income (Loss ) from Discontinued
 operations                               (0.11)     (0.02)
                                        --------   --------
Basic (loss) earnings per share          $(5.19)      $0.11
                                        ========   ========

Average shares and common stock
 equivalents outstanding (d) (e)            50.8       51.0

(Loss) Income from continuing
 operations                              $(5.08)      $0.13
Income (Loss) from Discontinued
 operations                               (0.11)     (0.02)
                                        --------   --------
Diluted (loss) earnings per share        $(5.19)      $0.11
                                        ========   ========



(a) The Company's Home & Garden business, discontinued effective October 1, 2006, is excluded from continuing operations for all periods presented. Certain amounts have been reclassified in the three and nine months ended July 2, 2006 to conform to the current year classification and present this business as discontinued operations.

(b) For the three months ended July 1, 2007 and July 2, 2006 and nine months ended July 1, 2007, reflects the after-tax net income (loss) of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006.

(c) For the nine months ended July 2, 2006, includes the $4.1 million after-tax net income of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006. In addition, includes the $5.3 million after-tax net loss of the fertilizer technology and Canadian professional fertilizer business of Nu-Gro (including an estimated loss on disposal of $3.8 million) for which the Company discontinued operations effective October 1, 2005.

(d) For the three and nine months ended July 1, 2007, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

(e) Per share figures calculated prior to rounding.


                               Table 2
                        SPECTRUM BRANDS, INC.
                     Supplemental Financial Data
  For the three and nine months ended July 1, 2007 and July 2, 2006
                             (Unaudited)
                           ($ In millions)

Supplemental Financial Data      F2007     F2006
------------------------------ --------- ---------
Cash                           $  176.2  $   13.1

Trade receivables, net (a)     $  263.5  $  374.3
  Days Sales Outstanding (b)         53        50

Inventory, net (a)             $  333.1  $  461.0
  Inventory Turnover (c)            3.6       3.4

Total Debt                     $2,654.6  $2,282.9

                                  THREE MONTHS         NINE MONTHS
                               ------------------- -------------------
Supplemental Cash Flow Data      F2007     F2006     F2007     F2006
------------------------------ --------- --------- --------- ---------
Depreciation and amortization,
 excluding amortization of
 debt issuance costs           $   24.2  $   18.4  $   60.7  $   53.3

Capital expenditures           $    5.6  $   19.3  $   18.4  $   46.9

                                  THREE MONTHS         NINE MONTHS
                               ------------------- -------------------
Supplemental Segment Sales &     F2007     F2006     F2007     F2006
 Profitability
------------------------------ --------- --------- --------- ---------

Net Sales
------------------------------
   Global Batteries & Personal
    Care                       $  307.0  $  295.2  $1,031.1  $1,005.5
   Global Pet Supplies            135.0     132.3     415.2     402.9
                               --------- --------- --------- ---------
       Total net sales         $  442.0  $  427.5  $1,446.3  $1,408.4
                               ========= ========= ========= =========

Segment Profit
------------------------------
   Global Batteries & Personal
    Care                       $   27.4  $   10.0  $   89.3  $   85.8
   Global Pet Supplies             14.4      17.7      49.1      54.4
                               --------- --------- --------- ---------
       Total segment profit        41.8      27.7     138.4     140.2

   Corporate                        7.5      10.4      38.6      30.5
   Restructuring and related
    charges                        30.6       6.8      54.5      13.5
   Goodwill and intangibles
    impairment                        -         -     214.0         -
   Interest expense                41.2      31.4     142.1      91.0
   Other expense, net               0.9      (0.1)      4.5      (5.2)
                               --------- --------- --------- ---------

       (Loss) Income from
        continuing operations
        before income taxes    $  (38.4) $  (20.8) $ (315.3) $   10.4
                               ========= ========= ========= =========


Note: As of January 1, 2007, the Company began managing its business in three reportable segments: (i) Global Batteries & Personal Care, which consists of the Company's world-wide battery, shaving and grooming, personal care and portable lighting business; (ii) Global Pet Supplies, which consists of the acquired United Pet Group, Tetra and Jungle Labs businesses; and (iii) Home & Garden, which consists of the discontinued Home and Garden Business. In connection with this realignment of reportable segments, costs associated with Global Operations, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, which were previously reflected in Corporate expenses, have been embedded within each of the operating segments. In addition, certain general and administrative expenses necessary to reflect the operating segments on a stand alone basis, which were previously reflected as Corporate expenses, have been allocated to the operating segments. Accordingly, Corporate expenses include only those general and administrative expenses associated with corporate overhead and long-term compensation plans. All prior periods presented above have been restated to reflect the changes described above.

(a) Trade receivables, net and Inventory, net as of July 1, 2007 exclude amounts related to our discontinued Home & Garden business as these amounts are classified as Assets held for sale, effective October 1, 2006. Comparable balances as of July 2, 2006 include amounts for our Home & Garden business.

(b) Reflects actual days sales outstanding at end of period.

(c) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.


                               Table 3
                        SPECTRUM BRANDS, INC.
    Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
  For the three and nine months ended July 1, 2007 and July 2, 2006
                             (Unaudited)



                                  THREE MONTHS         NINE MONTHS
                              -------------------- -------------------
                               F2007     F2006      F2007    F2006
                              -------   -------    -------   ------
Diluted (loss) earnings per
 share, as reported           $(0.15)     $0.05    $(5.19)    $0.11

Adjustments, net of tax:
 Restructuring and related
  charges                        0.43(a)   0.10(b)    0.70(c)  0.18(d)
 Goodwill impairment                -         -       3.76(e)     -
 Re-financing costs                 -         -       0.46(f)     -
 Disposition costs                  -         -       0.05(g)     -
 Discontinued operations       (0.45)(h) (0.35)(h)    0.11(h)  0.02(i)
 Other adjustments               0.01(j) (0.03)(k)  (0.10)(l)(0.11)(m)
                              -------   -------    -------   ------
                               (0.01)    (0.28)       4.98     0.10

Diluted (loss) earnings per
 share, as adjusted           $(0.16)   $(0.23)    $(0.21)    $0.21
                              =======   =======    =======   ======

Note: Per share figures calculated prior to rounding.

(a) For the three months ended July 1, 2007, reflects $21.6 million, net of tax, of restructuring and related charges as follows: (i) $4.0 million for the integration of United and Tetra; (ii) $.6 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; and (iii) $17.0 million for the Global restructuring announced January 10, 2007.

(b) For the three months ended July 2, 2006, reflects $5.0 million, net of tax, of restructuring and related charges as follows: (i) $3.6 million primarily for the integration of United and Tetra and (ii) $1.4 million for a series of actions in Europe to reduce operating costs and rationalize operating structure.

(c) For the nine months ended July 1, 2007, reflects $35.4 million, net of tax, of restructuring and related charges as follows: (i) $10.6 million for the integration of United and Tetra; (ii) $4.4 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; and (iii) $20.4 million for the Global restructuring announced January 10, 2007.

(d) For the nine months ended July 2, 2006, reflects $9.4 million, net of tax, of restructuring related charges as follows: (i) $5.1 million primarily for the integration of United and Tetra and (ii) $4.3 million for a series of actions in Europe to reduce operating costs and rationalize operating structure.

(e) For the nine months ended July 1, 2007, reflects an impairment charge of $191.2 million, net of tax, for the write-off of goodwill of our North America batteries and personal care business (which as of January 1, 2007 is included in our Global Batteries and Personal care business segment) as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(f) For the nine months ended July 1, 2007 reflects $23.5 million, net of tax, of charges associated with a refinancing of the Company's debt as follows: (i) $16.0 million write-off of deferred financing fees associated with the Senior term debt and the $350 8 1/2% Senior subordinated notes and (ii) $7.6 million pre-payment penalty associated with the Senior term debt. The above charges have been included in interest expense.

(g) For the nine months ended July 1, 2007 general and administrative expenses include $2.5 million, net of tax, representing professional fees incurred in connection with the sale of the Company's Home & Garden business discontinued effective October 1, 2006.

(h) Reflects the (income) loss from discontinued operations, net of tax, of the Company's Home & Garden business, discontinued effective October 1, 2006.

(i)For the nine months ended July 2, 2006, includes the $4.1 million after-tax net income of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006. In addition, includes the $5.3 million after-tax net loss of the fertilizer technology and Canadian professional fertilizer business of Nu-Gro (including an estimated loss on disposal of $3.8 million) for which the Company discontinued operations effective October 1, 2005.

(j) For the three months ended July 1, 2007, general and administrative expenses include $1.7 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. Interest expense includes $.6 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products. In addition, the Company, based on its current estimate of profits for fiscal 2007, after excluding certain items which management believes are not indicative of the Company's on-going normalized operations, reduced its full year tax benefit from 42 percent to 30 percent resulting in incremental tax expense of $2.8 million.

(k) For the three months ended July 2, 2006, general and administrative expenses include $1.1 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes $.3 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(l) For the nine months ended July 1, 2007, general and administrative expenses include $4.1 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes $1.5 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(m) For the nine months ended July 2, 2006, general and administrative expenses include $1.4 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. Other income includes a $5.2 million net of tax, gain on sale of the Company's Bridgeport, CT and Madison, WI manufacturing facilities. In addition, interest expense includes $.9 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products. In addition, cost of goods sold includes $.1 million, net of tax expense, reflecting an inventory valuation adjustment related to the fair value write-up of Jungle Lab inventory in accordance with the requirements of SFAS 141.

    CONTACT: Spectrum Brands, Inc.
             Investor Contact:
             Nancy O'Donnell, 770-829-6208
             VP Investor Relations, Spectrum Brands
             or
             Sard Verbinnen & Co for Spectrum Brands
             Media Contact:
             Victoria Hofstad or Jamie Tully, 212-687-8080